Exhbit 32.1

Certification of Chief Executive Officer Pursuant to Section 1350 of Chapter 63 of

Title 18 Of The United States Code

I, J. Patrick Spainhour, the Chairman and Chief Executive Officer of The ServiceMaster Company, certify that (i) the Annual Report on Form 10-K for the year ended December 31, 2006, fully complies with requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in such Form10-K fairly presents, in all material respects, the financial condition and results of operations of The ServiceMaster Company.

/s/ J. Patrick Spainhour

J. Patrick Spainhour

Chairman and Chief Executive Officer

February 27, 2007

A signed original of this written statement required by Section 906 has been provided to The ServiceMaster Company and will be retained by The ServiceMaster Company and furnished to the Securities and Exchange Commission or its staff upon request.